  Business Entity - Filing Acknowledgement 06/09/2023 Work Order Item Number: W2023060801497-2960247 Filing Number: 20233255955 Filing Type: Amendment Before Issuance of Stock Filing Date/Time: 6/8/2023 12:19:00 PM Filing Page(s): 2 Indexed Entity Information: Entity ID:  C13283-2001 Entity Name:  Applied Digital Corporation Entity Status:  Active Expiration Date:  None Commercial Registered Agent CAPITOL CORPORATE SERVICES, INC. 202 SOUTH MINNESOTA STREET, Carson City, NV 89703, USA   FRANCISCO V. AGUILAR Secretary of State     GABRIEL DI CHIARA Chief Deputy   STATE OF NEVADA   OFFICE OF THE SECRETARY OF STATE Commercial Recordings Division 202 N. Carson Street Carson City, NV 89701 Telephone (775) 684-5708 Fax (775) 684-7138 North Las Vegas City Hall 2250 Las Vegas Blvd North, Suite 400 North Las Vegas, NV 89030 Telephone (702) 486-2880 Fax (702) 486-2888             The attached document(s) were filed with the Nevada Secretary of  State, Commercial  Recording Division. The filing date and time  have been affixed to each document, indicating the date and time of filing. A filing number is also affixed and can be used to  reference this document in the future.                       Respectfully,  FRANCISCO V. AGUILAR            Secretary of State Page 1 of 1 Commercial Recording Division 202 N. Carson Street

Filed in the Office of Secretary of State State Of Nevada Business Number C13283-2001 Filing Number 20233255955 Filed On 6/8/2023 12:19:00 PM Number of Pages 2